Exhibit 10.1

Managing Director Service Agreement

between

Spire Global Germany GmbH, c/o Kunz Rechtsanwälte Partnerschaftsgesellschaft mbB, Antoniterstraße 14 – 16, 50667 Cologne, Germany, represented by its shareholder, Spire Global Subsidiaries, Inc., 8000 Towers Crescent Drive, Suite 1100, Vienna, Virginia 22182, represented by Boyd Johnson, Chief Legal Officer.

- hereinafter referred to as the “Company” -

and

Dipl.Ing. Peter Platzer, residing at Stümpflingstrasse 4, 82031 Grünwald, Germany

- hereinafter referred to as the “Managing Director” -

- the Company and the Managing Director hereinafter collectively referred to as the "Parties" and each individually as a "Party" -.

Preamble

(1)
The Company is a wholly owned subsidiary of Spire Global Subsidiary Inc. the shares of which are owned by Spire Global, Inc. (hereinafter referred to as “Spire Global”), the Spire group’s parent company listed on the NYSE (the entire group being referred to as the “Spire Global Group”).
(2)
The Managing Director previously served under an employment contract as managing director of Spire Global Luxembourg S.à r.l. (the “LUX Agreement”), another wholly owned subsidiary of Spire Global Subsidiary Inc. This employment contract will be terminated by mutual agreement with effect as of the expiry of September 30, 2023.
(3)
The Managing Director shall serve as CEO of Spire Global and take responsibility of the business of the Company in accordance with the terms and conditions of this service agreement.
(4)
Under currently applicable German law the tax burden on the remuneration of the Managing Director is higher than in Luxembourg. The Parties have calculated that the relevant average tax rate under German law is 5.7% higher than in Luxembourg (the “Additional Tax Burden”).

Compared to the net compensation while working in Luxembourg, the Additional Tax Burden has a negative impact on the Managing Director’s monthly net compensation.

(5)
The Parties wish to reflect the Additional Tax Burden in the Managing Director Contract by granting the Managing Director an additional incremental grant of equity intended to reduce the Additional Tax Burden in the form of a partial net remuneration. This compensation shall be temporary while the status of the overall effects of the Managing Director having moved to Germany will be monitored in connection with the annual review of executive compensations by the Compensation Committee of the Board of Directors of Spire Global (the “Compensation Committee” and the “Board”).

(6)
The Company believes that it is in its best interests to provide the Managing Director with an incentive to continue his services and to motivate him to maximize the value of the Company upon a Change in Control for the benefit of its ultimate stockholders.

Now, therefore, in consideration of the mutual premises and covenants contained herein the Parties hereto agree as follows:

Sec. 1 Responsibilities and Duties

(1)
The Managing Director was appointed Managing Director of the Company in connection with the foundation of the Company. He represents the Company individually in accordance with the Articles of Association and the resolution of appointment. Although this service agreement is concluded with Spire Global Germany GmbH, it also covers his activities as Chief Executive Officer of Spire Global, Inc., and all its subsidiaries of which he is a managing director or holds a similar position. The normal duties of the Managing Director as Chief Executive Officer of Spire Global are those reasonably consistent with the abovementioned function and title and include but are not limited to, among others, being responsible for managing the Spire Global Group’s overall operations; making hiring and termination decisions; setting, approving, and implementing compensation, training, and rewards policies; delegating and directing corporate agendas; driving growth, profitability and other financial metrics; setting, approving, delegating, and implementing corporate finance strategies, including but not limited to equity and debt capital raising, mergers, acquisitions, and divestitures; managing corporate organizational structure and strategy; engaging and communicating with the investment community, media, and public at large on behalf of Spire Global; and communicating and conferring with and informing the Board. In respect of his services to the Company.
(2)
The Managing Director shall conduct the business of the Company with the due care of prudent businessman. He shall exercise the rights and duties of an employer within the meaning of labor, social and tax law.

(3)
At the request of the Company, the Managing Director shall also assume supervisory board positions or similar functions at other companies as well as honorary functions at associations or professional organizations of which the Company is a member, without additional compensation. In the event of termination of the managing director employment contract, the managing director shall be obliged to immediately terminate or resign from such offices, mandates and/or memberships.
(4)
The principal place of work will be the office of the Company to be established in Munich. The Managing Director is not obliged to perform his services at a certain place of work and is free to organize his physical presence as required by his duties under this contract and the applicable legal provisions. He agrees to undertake any necessary business trips inside and outside of Germany.
(5)
With respect to the Company, the responsibilities of the Managing Director shall include in particular the following tasks which may also be subject to approval by the shareholders’ meeting pursuant to Sec. 3 below:
•
Management of the overall operations of the Company;
•
Make hiring and termination decisions;
•
Determine, approve and implement compensation, training and reward policies;
•
Delegate and create corporate agendas;

•
Drive growth, profitability and other financial metrics;
•
Setting, approving, delegating and implementing corporate finance strategies, including,

but not limited to, equity and debt capital raising, mergers, acquisition and divestitures;

•
Manage corporate organizational structure and strategy;
•
Engage and communicate with the investment community, media and public at large on behalf of the Company; and

•
Communicate, confer and report with and to the shareholders’ meeting or any supervi sory body established with the Company in the future.

(6) The Managing Director guarantees that he is authorized to work in the territory of the Federal Republic of Germany and shall inform the Company immediately of any loss of such authorization.

(7) The Managing Director expects to take his domicile and habitual residence in Munich, Germany, by the end of September, 2023. He shall inform the Company immediately of any change.

Sec. 2 Commencement and termination

(1)
This service contract takes effect as of October 1, 2023, and is concluded for an indefinite period.
(2)
Prior to commencement of this service contract the Managing Director will ensure to have obtained all necessary administrative authorizations regarding his work permit in Germany.
(3)
Any party who wishes to terminate this Agreement has to notify the termination to the other party by registered mail or by signing for acknowledgment of receipt a copy of the notice of termination. The right to extraordinary termination (without notice) for good cause (wichtiger Grund) remains unaffected.
(4)
The Managing Director’s service for the Company will terminate upon:
a.
The effective date of the written notice (with notice or for cause) from the Company of the termination of Managing Director’s service (or any later date specified in such written notice from the Company);
b.
The effective date of Managing Director’s resignation for Good Reason without notice or any other reason with notice (as specified in written notice from Managing Director);

or

c.
Managing Director’s death.
(5)
The date upon which Managing Director’s termination of employment with the Company is effective is the “Termination Date”.
(6)
Resignation From Positions. Unless otherwise requested by the Company’s shareholders’ meeting in writing, upon Managing Director’s termination of service with the Company for any reason Managing Director shall automatically resign as of the Termination Date from all titles, positions and appointments Managing Director then holds with the Company, whether as an officer, director, trustee or Managing Director (without any claim for compensation related thereto), and Managing Director hereby agrees to take all actions necessary to effectuate such resignations.
(7)
Reasons which may lead to a termination for cause (“Cause”) with immediate effect of this Agreement by the Company can consist, amongst others, of

a.
an unauthorized use or disclosure by the Managing Director of the confidential information or trade secrets of the Spire Global Group, which use or disclosure causes material harm to the Spire Global Group;
b.
a material failure by the Managing Director to comply with the Spire Global Group’s written policies or rules after receiving written notification of such failure and if curable, provision of a reasonable cure period of no less than 30 days following the receipt of such notice;
c.
the Managing Director’s conviction of, or plea of “guilty” or “no contest” to, a felony, or his commission of any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Spire Global Group or its affiliates;
d.
the Managing Director’s gross misconduct which results in material harm to the Spire Global Group;
e.
fraud, misappropriation, or embezzlement by Managing Director;
f.
a continuing failure by the Managing Director to perform his reasonably assigned duties after receiving written notification of such failure and provision of a reasonable cure period of no less than 30 days following the receipt of such notice; or
g.
a failure by the Managing Director to cooperate in good faith with a governmental or internal investigation of the Spire Global Group or any of their directors, officers or employees, if the Spire Global Group has requested his cooperation.
(8)
Reasons which may lead to a resignation with immediate effect (“Good Reason”) of this Agreement by the Managing Director can consist, amongst others, of
a.
a material reduction of the Managing Director’s duties, position or responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of Spire Global being acquired and made part of a larger entity will not constitute a reason to resign with immediate effect;
b.
a material reduction (defined as a reduction of 10% or greater) in the Managing Director’s total compensation (except where there is a reduction applicable to the management team generally); provided, however, that a temporary reduction in the Managing Director’s Base Salary of ten percent (10%) or less in any one year will not be deemed a material reduction; or - a material change in the geographic location of the Managing Director’s primary work facility or location; provided, that a relocation of less than forty (40) kilometers from the Managing Director’s current location will not be considered a material change in geographic location. To the extent the Managing Director’s primary work facility or location is not the Company’s corporate facilities or offices due to a shelter-in-place order, quarantine order, or similar work-from-home requirement that applies to the Managing Director, the Managing Director’s primary work facility or location, from which a change in location under this clause b. will be measured, will be considered the Company’s office or facility location where the Managing Director’s service relationship with the Company primarily was based immediately prior to the commencement of such shelter-in-place order, quarantine order, or similar work-from-home requirement. As of the Commencement Date, such location will be considered the Company’s future registered office in Munich, or
c.
the material breach of this Agreement by the Company. It is understood that apart from extraordinary circumstances the Managing Director may not resign with immediate effect unless he has first provided the Company with written notice of the acts or omissions constituting the grounds for resignation with immediate effect and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice, and such condition has not been cured during such period.

(9)
In the event of termination, the Company shall be entitled to release the Managing Director from the obligation to provide services, either on a revocable or irrevocable basis, in whole or in part, with immediate effect, taking into account any outstanding vacation entitlements, while continuing to pay his remuneration until the effective date of the termination.
(10)
If the Managing Director becomes permanently incapable to work during the term of this service contract, this contract shall end at the end of the quarter following the quarter in which the permanent incapacity to work was established. Permanent incapacity for work within the meaning of this agreement shall be deemed to exist if the Managing Director is unable to perform his duties for more than six months and is not expected to regain his ability to perform his duties within a further three months. The shareholders' meeting may demand that the existence of the prerequisites be examined by a medical expert at the expense of the Company, whereby the type and scope of the examinations to be carried out must be within reasonable limits, and the Managing Director will release the expert from such professional’s confidentiality obligation only vis-à-vis the shareholders' meeting and with regard to the question of fitness for duty. In this respect, the representative of the shareholders' meeting will undertake in writing to maintain confidentiality. If no agreement can be reached on a physician, the chairman of the medical association at the registered office of the company shall be asked to appoint a medical expert.

Sec. 2a Payments Due upon Termination

(1)
“Change in Control” hereunder has the same meaning such term has in the Spire Global, Inc. 2021 Equity Incentive Plan, as amended from time to time (the “Equity Incentive Plan”).
(2)
“Qualifying Termination” hereunder shall mean if either the Company terminates Managing Director’s service agreement without Cause or if the Managing Director resigns with Good Reason.
(3)
Qualifying Termination Before a Change in Control or after the Change in Control Period. If Managing Director’s service agreement with the Company is terminated as the result of a Qualifying Termination, and the Termination Date occurs before a Change in Control or after the Change in Control Period, then the Company shall, in addition to paying Managing Director’s base salary and other compensation earned through the Termination Date.
a.
pay to Managing Director as severance pay an amount equal to one hundred percent (100%) of Managing Director’s annualized base salary as of the Termination Date (or Managing Director’s annualized base salary as of immediately prior to a material reduction of such base salary), less all legally required and authorized deductions and withholdings, payable in a lump sum on the first regular payroll date immediately following the Termination Date (the “Non-CIC Severance Payment”);
b.
pay to Managing Director as additional severance pay an amount equal to one hundred percent (100%) of Managing Director’s target annual cash bonus for the fiscal year in which the Termination Date occurs, less all legally required and authorized deductions and withholdings, payable in a lump sum on the Company’s first regular payroll date immediately following the Termination Date (the “Non-CIC Bonus Payment”);
c.
pay to Managing Director as additional severance a lump sum cash payment equal to one hundred percent (100%) of Managing Director’s group health insurance coverage with the Company, at the same level of coverage that was in effect as of the Termination Date, for a period of twelve (12) months, less all legally required and authorized deductions and withholdings, payable in a lump sum on the Company’s first regular payroll date immediately following the Termination Date (the “Non-CIC Benefits Continuation Payment”); and
d.
pay up to $15,000.00 for outplacement services by an outplacement services provider selected by Managing Director, with any such amount payable by the Company directly to the outplacement services provider or reimbursed to Managing Director, in either case subject to Managing Director’s submission of appropriate receipts before the twelve (12) month anniversary of the Termination Date (the “Outplacement Payments”).

In addition to the afore-mentioned payments all of the Managing Director’s then-outstanding equity awards under Spire Global’s 2012 Stock Option and Grant Plan, its 2021 Equity Incentive Plan, and any other applicable plan, will accelerate and immediately become fully vested, and – the period to exercise any award will become the expiration date of such award, as applicable.

(4)
Qualifying Termination During the Change in Control Period. If Managing Director’s service agreement with the Company is terminated as the result of a Qualifying Termination, and the Termination Date occurs on the date of a Change in Control to occur during the Term or before the eighteen (18) month anniversary of such Change in Control (the “Change in Control Period”), then the Company shall, in addition to paying Managing Director’s base salary and other compensation earned through the Termination Date,
a.
pay to Managing Director as severance pay an amount equal to the sum of (i) one hundred fifty percent (150%) of Managing Director’s annualized base salary as of the Termination Date (or Managing Director’s annualized base salary as of immediately prior to a material reduction of such base salary) (the “CIC Severance Payment”), (ii) one hundred fifty percent (150%) of Managing Director’s target annual cash bonus for the fiscal year in which the Termination Date occurs (the “CIC Bonus Payment”), and (iii) one hundred fifty percent (150%) of Managing Director’s group health insurance coverage with the Company, at the same level of coverage that was in effect as of the Termination Date, for a period of eighteen (18) months (the “CIC Benefits Continuation Payment”), in each case less all legally required and authorized deductions and withholdings, payable in a lump sum on the Company’s first regular payroll date immediately following the Termination Date; and
b.
pay the Outplacement Payments.
c.
In addition to the afore-mentioned payments all of the Managing Director’s then-outstanding equity awards under Spire Global’s 2012 Stock Option and Grant Plan, its 2021 Equity Incentive Plan, and any other applicable plan, will accelerate and immediately become fully vested, and – the period to exercise any award will become the expiration date of such award, as applicable.
(5)
Other Termination of Employment Events. If Managing Director’s service agreement with the Company is terminated by reason of:
a.
Managing Director’s resignation for any reason other than Good Reason;
b.
termination of Managing Director’s service agreement by the Company for Cause; or
c.
Managing Director’s death or Disability,

then the Company shall pay to Managing Director or Managing Director’s beneficiary or Managing Director’s estate, as the case may be, Managing Director’s base Salary and other compensation earned through the Termination Date and Managing Director shall not be eligible or entitled to receive any severance pay or benefits from the Company.

Sec. 2b Anticipatory Qualifying Termination.

If Managing Director’s service agreement with the Company is terminated as the result of a Qualifying Termination, and a Change in Control occurs within ninety (90) calendar days after Managing Director’s Termination Date, then Managing Director shall receive an additional cash payment equal to the sum of: (i) fifty percent (50%) of Managing Director’s annualized base salary as of the Termination Date (or Managing Director’s annualized base salary as of immediately prior to a material reduction of such base salary), (ii) the difference between the CIC Bonus Payment amount and the Non-CIC Bonus Payment amount, and (iii) the difference between the CIC Benefits Continuation Payment and the Non-CIC Benefits Continuation Payment, less all legally required and authorized deductions and withholdings, payable in a single lump sum no later than ten (10) calendar days after the date of such Change in Control. Sec. 2a(4)(c) above shall apply correspondingly with regard to the Managing Director’s then outstanding equity awards.

Sec. 3 Scope of Work, Working Hours and Secondary Activities

(1)
The Managing Director shall make all his working time as well as his knowledge and experience available to the Company. He is not obliged to maintain certain working hours and perform his services at a certain location but shall in principle work during the usual working hours and be present or available, unless he is on business trips or there is any other impediment preventing his availability. If required by the Company’s business interests, he shall work for the Company also outside normal business hours, including on Saturdays, Sundays and public holidays.
(2)
Accepting of a paid or unpaid secondary activity shall require the prior written consent of the shareholders’ meeting. The Managing Director may only assume offices in supervisory or similar bodies of companies or organizations outside the Spire Global Group with the prior written consent of the shareholders’ meeting.

Sec. 4 Remuneration

(1)
The Managing Director shall receive a fixed gross annual salary of EUR 441,176.47 as remuneration for his services (“Base Salary”), payable in 12 monthly installments after deduction of taxes and social security contributions, in each case at the end of the month.
(2)
The Company shall pay the statutory employer's contribution to social security insofar as the Managing Director is subject to social security contributions. It shall further pay the Managing Director the employer’s portion to the statutory health insurance pursuant to Chapter 5 of the German Social Code (SGB V).
(3)
The Managing Director shall additionally be eligible to participate in the Executive Officer Short-Term Incentive Plan (the “Bonus Plan”) under which annual cash bonus awards (the “Cash Awards”) may be provided to eligible Executive Officers. Under this Plan, the Managing Director‘s Target Incentive Award is set at 100% of the gross annual base salary. As set forth in this Plan, the grant of Awards is within the discretion of the Compensation Committee , and the payment of these Awards is subject to several contingencies, including the attainment of performance goals approved by the Compensation Committee. As such, any Cash Award payments under this Plan will be based 100% on Spire Global’s performance and may be more or less than the Target Incentive Award as previously described. Any payments under this plan may be pro-rated based on changes in gross annual base salary and/or the Target Incentive Award percentage. Bonus payments, if any, will be made subject to the deduction of social and tax contributions as required by applicable law.

(4)
In addition to the Managing Director’s Base Salary, the Managing Director will be eligible to receive annual equity grants (the "Annual Equity Grants") issued pursuant to the terms of Spire Global's equity compensation plans. Such Annual Equity Grants will be in relative proportion to "Top Off" grants made to other Managing Directors of the Spire Global Group, adjusted accordingly for the Managing Director's rank and seniority. The actual amount and terms of any such grants will be determined by the Board or duly designated Compensation Committee, in its sole discretion. The Annual Equity Grants will be subject to the terms and conditions applicable to options granted under the Equity Incentive Plan, as described in the Equity Incentive Plan and the applicable stock option agreement.
(5)
The remuneration due according to the provisions of this Sec. 4 shall cover the entire activities of the Managing Director, including those services from which other companies of the Spire Global Group are benefitting. There shall be no entitlement to additional remuneration for extra hours, work on Saturdays, Sundays and public holidays.
(6)
Insofar as fringe benefits are included in taxable wages, the Managing Director shall bear the taxes due thereon. This shall also apply insofar as wage tax amounts are to be paid in arrears.

Sec. 4a Partial Net Remuneration

(1)
The Parties agree that subject to the review and approval of the Compensation Committee (i) the Managing Director’s regular fixed income (Base Salary) according to Sec. 4 (1) above (i.e. not including any bonus related to that period pursuant to Sec. 4 (3) above) for the period starting on the effective date of this Agreement (i.e. October 1, 2023) until February 28, 2024, and (ii) the outstanding equity awards that will vest on November 20, 2023, and February 20, 2024, respectively, (which will become immediately taxable on those dates) shall be subject to tax adjustment in the following way: 5.7% of the income tax withheld on the afore-mentioned remuneration shall be calculated as a net pay so as to compensate the Managing Director for the Additional Tax Burden with respect to the afore mentioned period. This additional (net) remuneration shall be granted in the form of equity awards according to the Plan. These equity awards shall be granted as of October 2, 2023, with the share price of Spire Global applying to this equity awards being equivalent to the closing price quoted on the New York Stock Exchange on Monday, October 2, 2023. Such equity awards shall fully vest on February 20, 2024, with the tax burden on these additional equity awards falling due on the afore-mentioned vesting date and to be borne by the Managing Director.
(2)
All tax equalization considerations for periods beyond February 28, 2024, will be made as part of Spire Global’s annual executive compensation review, which occurs in February of 2024.
(3)
When the personal tax assessment of the Managing Director for each tax assessment period which is subject to net pay calculation has become final, the Managing Director will inform the Company promptly of the definitive income tax levied for his services as Managing Director. The Parties will then agree on adjusting the net remuneration granted in equity awards according to the previous subsecs. (1) and (2) based on the definitive amount of taxes imposed on the Managing Director for his remuneration as the Managing Director. The respective definitive equalization payments are due by the Party owing such payment within 30 days after the amount has been calculated. Neither Party will owe interest to the other for any over- or underpayment of this additional remuneration paid during the relevant year.
(4)
The additional remuneration for tax equalization the Managing Director set forth herein is not owed with respect to withholdings other than taxes, such as e.g. not for deductions for social security contributions.

(5)
The Managing Director acknowledges that the additional remuneration for the tax equalization resulting from the Additional Tax Burden is a voluntary and discretionary remuneration granted by the Company in consideration of the financial burden of the Managing Director because of becoming subject to taxation in Germany. Therefore, as stated in subsec. (2) above, there is no commitment of the Company to continue granting this additional remuneration for any period beyond February 28, 2024.

Sec. 5 Reimbursement of Expenses

The Company shall reimburse the Managing Director for expenses and other costs incurred by the Managing Director in properly performing his duties under this service agreement. Reimbursement shall generally be made on the basis of itemized receipts or as a lump sum in accordance with Spire’s Expense Reimbursement Policy and the maximum rates considered as deductible under applicable tax laws.

Sec. 6 Remuneration in the event of absence from duty

(1)
In the event of sickness or other impediment to perform his work through no fault of his own, the fixed remuneration of the Managing Director pursuant to Sec. 4 para. 1 above (including the partial net remuneration according to Sec. 4 a above, if still granted by the relevant point in time) shall continue to be paid for a period of six weeks, but no longer than until the date of termination of this Agreement.
(2)
The Managing Director shall be obliged to inform the Company immediately of any incapacity to work. In the event of illness, he shall submit a medical certificate to the Company after three days at the latest.
(3)
The Managing Director hereby assigns to the Company in advance any and all claims to which he may be entitled against third parties due to the occurrence of the incapacity to work. The amount of the assignment shall be limited to the amount owed by the Company to the Managing Director as remuneration during his illness.

Sec. 7 Vacation

(1)
The Managing Director shall be entitled to vacation as allowed under the Company’s paid time off work policy. When determining the time of the vacation, he shall take into account the business interests of the Company. The Managing Director shall inform the Company how he can be reached at short notice during his vacation if special circumstances so require.
(2)
Carryover of leave entitlement to the following calendar year is not permitted.
(3)
With respect to the years of commencement and termination of the employment relationship, the vacation entitlement shall be calculated on a pro rata basis.

Sec. 8 Prohibition of competition

During the term of this service agreement, the Managing Director is prohibited from working in an independent or dependent capacity or in any other way for a company or other entity that is in direct or indirect competition with the Company in any part of the world. Similarly, he shall be prohibited from establishing or acquiring such a company or acquiring a direct or indirect interest therein during the term of this service agreement, except for acquiring shares in listed companies for financial investment purposes of up to 5% of the equity or the voting rights. The Managing Director shall notify the Company of such investments without delay.

Sec. 9 Confidentiality Obligation

Managing Director is obliged to maintain secrecy about all operational and business matters of the Company (in particular trade and business secrets), as required under the agreements signed on September 30, 2012, and May, 2019 (individually and collectively the “Confidentiality Agreements”).

Sec. 10 Return of Documents and Objects

At the request of the Company, the Managing Director shall return to an authorized representative of the Company all business documents and papers, including duplicates, copies, electronically stored information, and copies of software provided by the Company and similar documents, as well as objects, including keys, credit cards, computer disks and similar items. The Managing Director shall not keep copies of any document without the written consent of the Company. In the event of termination of this service contract, dismissal or resignation from office, the Managing Director shall be equally obliged to return them immediately without having to be requested to do so. There shall be no right of retention in respect of documents, papers or items which are belonging to the Company.

Sec. 11 Managing Director’s Inventions

Inventions, patents, copyrights and other industrial property rights (hereinafter jointly referred to as "Industrial Property Rights") developed by the Managing Director during the term of this Service Agreement as well as the use and exploitation of technical and organizational improvement proposals of the Managing Director shall exclusively belong to the Company without any special remuneration and shall be transferred to the Company, as required under the Confidentiality Agreements.

Sec. 12 Miscellaneous

(1)
The Managing Director represents to the Company that there are no obligations or restrictions that would prevent him from joining the Company and performing the services contemplated by this Agreement and that he possesses all licenses, permits and/or approvals from the applicable regulatory authorities necessary or required for him to perform such services.
(2)
The Company intends that the payments and benefits herein shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and this letter agreement shall be construed for all purposes in a manner consistent with such intent. To the extent any payments or benefits provided herein are determined to be subject to Section 409A, such payments or benefits will be made in a manner that complies with Section 409A, including any necessary delays in payment. For purposes of this agreement, your termination date means the date on which you experience a “Separation from Service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations.
(3)
Notwithstanding any contrary provision of this Agreement, nothing in this Agreement or the Confidentiality Agreements will prohibit or impede the Managing Director from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” will mean communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, the Occupational Safety and Health Administration of the U.S. Department of Labor, and the U.S. National Labor Relations Board (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that, in each case, such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, the Managing Director agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute confidential information of the Spire Global Group (as described in Sec. 9 above) in a manner not protected by applicable law to any parties other than the Governmental Entities. The Managing Director further understands that Protected Activity does not include disclosure of any attorney-client privileged communications or attorney work product of the Spire Global Group. Any language in the Confidentiality Agreements or any other written agreement with the Spire Global Group that conflicts with, or is contrary to, this Sec. 12 (3) is superseded by this Agreement. The Managing Director understands and acknowledges that pursuant to the Defend Trade Secrets Act of 2016 (a) an individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
(4)
The Managing Director is hereby informed that his personal data will be collected, stored and processed, including automatically, on the basis of and in accordance with the legal requirements, in particular the EU General Data Protection Regulation (GDPR) and the German Federal Data Protection Act (BDSG). He confirms that he has read and understood the data protection information enclosed as Annex 1 to this Agreement and thus declares his consent. He declares that he has also read and understood the attached declaration on data secrecy and will sign the declaration of commitment pursuant to Section 53 BDSG, attached as Annex 2.
(5)
Amendments, supplements, and the cancellation of this Service Agreement must be made in writing to be effective. This shall also apply to the amendment of this written form clause itself. Excluded are thereby, in particular, amendments to this Service Agreement resulting from a company practice. Parties confirm that there are no oral agreements relating to the Managing Director’s activities for the Company.
(6)
Any notice required by this Agreement shall be made in writing to the Company or to any other person as indicated from time to time, or to the Managing Director at his home address most recently on file with the Company.
(7)
This Agreement may be executed by the Parties in one or more counterparts (including by means of telecopied, facsimile, PDF, DocuSign or other electronic signature pages), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures delivered by telecopied, facsimile, PDF, DocuSign or other electronic signature shall constitute original signatures.
(8)
The rights and obligations of the Company under this Agreement shall inure to the benefit of and will be binding upon the successors and assigns of the Company. Neither party may, without the written consent of the other party, assign or delegate any of its rights or obligations under this Agreement except that the Company may, without any further consent of Managing Director, assign or delegate any of its rights or obligations under this Agreement to any corporation or other business entity (a) with which the Company may merge or consolidate, (b) to which the Company may sell or transfer all or substantially all of its assets or capital stock or equity, or (c)

any affiliate or subsidiary of the Company. After any such assignment or delegation by the Company, the Company will be discharged from all further liability hereunder and such assignee will thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 12.8. Managing Director may not assign this Agreement or any rights or obligations hereunder other than to Managing Director’s estate in the event of Managing Director’s death.
(9)
This Agreement and the Confidentiality Agreements, together with the award agreements and Spire Global equity compensation plans governing the Managing Director’s outstanding Spire Global equity awards, supersede and replace all prior agreements between the Managing Director and the Spire Global Group, including without limitation, the Lux Agreement.
(10)
Should individual provisions of this service contract be or become invalid or impracticable, the validity of the remaining provisions shall remain unaffected. In the event of an invalid provision of this Service Agreement, the Parties will agree on a replacement provision which is legally valid and corresponds as much as possible to the economic purpose pursued by the invalid provision. The same principle applies in case this service contract proves to be incomplete.
(11)
The laws of the Federal Republic of Germany shall apply to this service contract. The Parties acknowledge that all aspects relating to the Equity Incentive Plan are governed by the laws of the state of Delaware. In line with that granting, vesting and exercising equity rewards to the Managing Director is also governed by the laws of Delaware.

Name: Boyd Johnson Name: Peter Platzer

Chief Legal Officer The Managing Director

Spire Global, Inc.

/s/ Boyd Johnson /s/ Peter Platzer

ANNEX 1

Data protection information for employees in accordance with Art. 13 and 14 GDPR

Data protection information for Managing Directors according to Art. 13 and 14 GDPR

The protection of personal data are an important concern for Spire Global Germany GmbH, c/o Kunz Rechtsanwälte Partnerschaftsgesellschaft mbB, Antoniterstraße 14 – 16, 50667 Cologne, Germany ["Spire Global Germany" or "we"]. We process personal data exclusively in accordance with the legal requirements, in particular the EU General Data Protection Regulation ("GDPR") and the German Federal Data Protection Act ("BDSG"). This data protection notice for employees describes how we collect personal data from our employees, including the Managing Director(s) ("You") in the course of their work at Spire, and what rights you have in this context.

The most important terms in advance:

"Personal data" means any information relating to an identified or identifiable natural person; an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person ( Art. 4 No. 1 GDPR) (hereinafter "Data").

"Processing" includes any operation or set of operations which is performed upon personal data, whether or not by automatic means, such as collection, recording, organization, filing, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction (Art. 4 No. 2 GDPR).

You can find the full text of the GDPR and the BDSG in the Internet.

1.
Who is responsible for the processing of my data and how can I contact Spire Global Germany?

For the processing of your personal data, Spire Global Germany is responsible under data protection law as the controller within the meaning of the GDPR.

You can contact Spire Global Germany at any time using the contact details below:

Name and legal form of employer: Spire Global Germany GmbH

Address: c/o Kunz Rechtsanwälte Partnerschaftsgesellschaft mbB, Antoniterstraße 14 – 16, 50667 Cologne, Germany

Telephone:

Fax:

Email:

Telephone

Email:

2.
Which of my data will be processed?

We collect personal data that you provide to us in connection with the establishment, performance and termination of your employment at Spire Global Germany, esp:

•
Personal master data (e.g. first name, last name, maiden name, name affixes, age, date of birth, marital status, ID card data, passport data, nationality);
•
Contact details (e.g. postal address, telephone number, e-mail address, emergency contact information);
•
Information on qualifications and professional background (e.g. data from the application procedure, in particular cover letter, curriculum vitae, certificates, information on previous employment, professional qualifications, specialist knowledge and language skills);
•
Data in the context of the use of our IT systems and applications (e.g. user names, passwords, log files;
•
Data for payroll accounting (e.g. salary, salary composition, bank details, tax identification number);
•
Data in official communications and work products (e.g. e-mails, letters, memos);
•
Health data ;
•
other data from the employment relationship (e.g. personnel number, social security number, pension insurance number, work permit, employment contract including start and end of employment, details of activity, location, position, supervisor, working conditions, promotions, performance appraisals, disciplinary measures, vacation, absence due to incapacity for work or for other reasons, overtime, entitlements under company pension schemes); this also includes special categories of personal data (e.g. health data in connection with company integration management);
•
Other data of a similar nature.

In addition, we collect data from you from the following sources:

•
Occasion-related queries of tax-relevant information from the tax authorities in connection with payroll accounting (e.g. tax class, church tax deduction characteristics and, if applicable, allowances);
3.
For what purposes and on what legal basis is my data processed?

We process your data for the purpose of your Employment relationship in particular for the purposes of

•
Keeping your personnel file;
•
Payroll;
•
company pension plan;
•
operational integration;
•
Managing Director Benefits Administration;
•
Analysis and evaluation of your work performance and results and preparation of references;
•
Recording of working hours;
•
Controlling;

•
Conducting Managing Director training and education;
•
Conducting operational communication, esp. with colleagues, superiors, customers and business partners;
•
Provision and/or operation of and access to company work equipment and applications (e.g. office supplies, notebooks, workstation computers, cell phones, system access, etc.);
•
Planning and organization of business trips and events;
•
workplace health promotion;
•
Conduct disciplinary proceedings;
•
Termination of employment.

As a legal basis for processing for these purposes, we rely on the necessity of processing for the implementation or termination of your employment relationship (§ 26 para. 1 sentence 1 BDSG).

In addition, we process your data for purposes of safeguarding the legitimate interests of Spire Global Germany GmbH or third party to

•
the protection of property, including intellectual property, and other rights of Spire Global Germany or third parties, especially customers, business partners and other Managing Directors (e.g., through the operation of access control and/or video surveillance systems in our buildings or offices, data loss prevention tools);
•
ensuring IT security (e.g. through virus filters, spam filters, backups/data backup);
•
data analysis on operational data carriers and IT systems to clarify IT security incidents (IT forensics);
•
the maintenance and repair of operational IT systems;
•
conducting internal and external investigations to identify, resolve and prosecute violations of internal policies and/or legal requirements;
•
the operation of whistle-blowing systems (e.g. whistle-blowing hotline);
•
ensuring and documenting compliance with legal requirements and internal policies;
•
the planning of business processes and resources;
•
the response to and implementation of official requests;
•
the assertion, exercise and/or defense of legal claims..

As a legal basis for processing for these purposes, we rely on the necessity of processing to protect the above legitimate interests (Art. 6 para. 1 sentence 1 lit. f GDPR).

Furthermore, we process your data for the purpose of complying with our legal obligations, in particular for compliance with

•
Retention obligations (e.g. according to § 257 HGB, § 147 AO);
•
Reporting obligations (e.g. acc. § 28a para. 3 SGB IV, §§ 5 ff. DEÜV).

As a legal basis for processing for these purposes, we rely on the necessity of the processing to comply with our respective legal obligations (Art. 6 para. 1 sentence 1 lit. c GDPR).

We process your data for the following purposes on the basis of any consent you may have given us Consent:

•
Taking and publishing photos of you at company events for the purpose of publicly presenting our company on the intranet and/or Internet.

As a legal basis for processing for these purposes, we rely on your consent (Art. 6 para. 1 sentence 1 lit. a) GDPR, § 26 para. 2 BDSG). You may revoke any consent you have given at any time without affecting the lawfulness of the processing carried out on the basis of the consent until revocation.

Insofar as, for the above-mentioned purposes, we special categories of personal data (within the meaning of Art. 9 (1) GDPR), in particular health data, we also rely on your consent (Art. 9 para. 2 lit. a GDPR) or the necessity of the processing

•
for the exercise of rights or fulfillment of obligations arising from labor law, social security law and social protection, e.g. the recording of severe disability due to additional leave (Art. 9 para. 2 lit. b GDPR in conjunction with § 26 para. 3 BDSG);
•
for the assessment of the ability to work (Art. 9 para. 2 lit. h GDPR in conjunction with § 22 para. 1 no. 1 lit. b BDSG);
•
for reasons of public interest in the area of public health, such as protection against serious cross-border health threats (Article 9 para. 2 lit. i GDPR, § 22 para. 1 No. 1 (c) BDSG).
4.
Am I obliged to provide my data?

Within the framework of your employment relationship, it is necessary that you provide us with the data that we need to carry out or terminate the employment relationship, or to which we are legally obligated to collect or process, e.g. in tax and social security law, labor law or for the protection of our Managing Directors (e.g. reporting obligation pursuant to § 28a para. 3 SGB IV, §§ 5 ff. DEÜV).

5.
Are automated decision-making procedures performed?

We do not use any procedures for automated decision-making.

6.
How long will my data be stored?

We store your data only as long as it is necessary for the respective purposes of processing. As a matter of principle, we store your data processed for the purposes of implementing or terminating the employment relationship for as long as is necessary to complete the employment relationship. If storage of the data is no longer necessary for the fulfillment of contractual or legal obligations arising from employment law, social security law and social protection law, your data will be deleted, unless deletion is contrary to legal retention obligations or longer storage is necessary in the specific case for the fulfillment of other legal obligations or to protect our legitimate interests (e.g. assertion, exercise or defense of legal claims)..

7.
Who will my data be shared with? Is my data also processed outside the EU/EEA?

Within our company, only those persons and offices receive your data that require it for the purposes outlined above, and only to the extent necessary for this purpose.

We only pass on your data to external recipients if this is necessary to achieve the above-mentioned purposes..

On the other hand, we also pass on your data to the extent described to external service providers (e.g. IT service providers, personnel service providers, legal advisors, tax advisors, auditors), business partners (e.g. travel agencies, hotels, airlines, and public authorities (e.g., tax authorities, social insurance agencies, pension insurance agencies, professional pension institutions) further.

A transfer to third parties that are not based in the European Union or the European Economic Area does not take place.

8.
What rights do I have and how can I exercise them?

In accordance with the statutory provisions, you have the right:

•
To request information about the personal data processed by you and a copy of this data (right to information pursuant to Art. 15 GDPR);
•
to demand the correction of inaccurate data and, taking into account the purposes of the processing, the completion of incomplete data (right to rectification pursuant to Art. 16 GDPR);
•
to demand the deletion of your data if there are legitimate reasons (right to deletion according to Art. 17 GDPR);
•
to request the restriction of the processing of your data, provided that the legal requirements are met (right to restriction of processing pursuant to Art. 18 GDPR);
•
if the legal requirements are met, to receive the data you have provided in a structured, common and machine-readable format and to transfer this data to another person responsible or, if this is technically feasible, to have it transferred by us (right to data portability pursuant to Art. 20 GDPR); as well as
•
not to be subject to a decision based solely on automated processing, unless the legal requirements for this are met (Art. 22 GDPR).

You also have the right to object to processing of your data that is necessary to protect the legitimate interests of Spire Global Germany or third parties, for reasons arising from your particular situation, in accordance with the statutory provisions (right of objection pursuant to Article 21 para. 1 GDPR). If personal data is processed by us for the purpose of direct marketing, you have the right to object to this processing at any time without the need for special reasons (right of objection pursuant to Art. 21 para. 2 GDPR).

Insofar as the processing of your data is based on consent, you have the right to revoke your consent at any time without this affecting the lawfulness of the processing of your data carried out on the basis of the consent until revocation.

To exercise your rights, and to revoke any consent you may have given, please contact Spire Global Germany using the contact details listed in section 1. In addition, you have the right to file a complaint with a supervisory authority at any time, without prejudice to other legal remedies. The competent supervisory authority is in particular the Bavarian State Officer for Data Protection Matters, Wagmüllerstr. 18, 80538 Munich.

Please let us know if any of the information we hold about you changes so that we can correct and update the information on our systems.

9.
How can I obtain a copy of this privacy notice?

You can request a copy of this data protection notice at any time by contacting us using the contact details provided in section 1 above. We will adapt and update this data protection notice from time to time.

Status: September 2023.

ANNEXE 2

Declaration of commitment according to § 53 BDSG

Peter Platzer, residing at Stümpflingstraße 4, 82031 Grünwald, Germany,

Personnel number

Department, location: Managing Director, Munich

was committed today to the duties of confidentiality in connection with the respective employment contract activity as well as the processing of personal data in dealing with information technology.

Secrecy

You are obligated to maintain secrecy with regard to all information that becomes known to you in the course of or on account of your work and that is not in the public domain. In this respect, reference is made to the duty of confidentiality pursuant to Sec. 9 of the Service Agreement. Violations of the internal confidentiality regulations may be punished under civil law (in particular claims for injunctive relief and/or damages) and under criminal law.

Privacy

The relevant legal regulations also require that personal data be processed in such a way that the rights of the persons affected by the processing to confidentiality and integrity of their data are guaranteed.

Since you may come into contact with personal data in the course of your work, we hereby obligate you to observe data protection, in particular to maintain confidentiality.

Your obligation is comprehensive. You may not process personal data yourself without authorization and you may not disclose or make this data available to other persons without authorization.

You are therefore only permitted to process personal data to the extent and in the manner necessary to perform the tasks assigned to you. Under these regulations, you are prohibited from processing personal data in an unauthorized or unlawful manner or from intentionally or unintentionally violating the security of the processing in a manner that results in the destruction, loss, alteration, unauthorized disclosure or unauthorized access.

Your activity may affect social secrecy. If data is processed that is subject to social secrecy, you must keep it secret to the same extent as the original transmitting agency.

Under the GDPR, violations of data protection provisions and other criminal provisions may be punishable by imprisonment or a fine. Data protection violations can at the same time mean a violation of obligations under employment or service law and have corresponding consequences.

Data protection violations are also threatened with potentially very high fines for the company, which may lead to claims for compensation against you.

Your obligation continues without time limit and even after your employment ends.

The requirements for handling information technology with regard to information security must be complied with. The specifications can be found in the attached appendix.

Confirmation

I was expressly informed of the contractual confidentiality obligations. I have been informed about the obligation to maintain data secrecy and the resulting conduct. I have taken note of these obligations and the requirements for handling business secrets and information technology and am aware that a breach of these may have legal consequences.

Place, date Munich, Nov 27th, 2023

/s/ Peter Platzer

Dipl.-Ing. Peter Platzer